Exhibit 99.1

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
(888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail:  jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC.  REPURCHASES WARRANT FROM U.S. TREASURY

CHICAGO, May 2, 2012 – MB Financial, Inc. (NASDAQ: MBFI), the holding company for MB Financial Bank, N.A. (the “Company”), announced today that it repurchased in full the ten-year warrant held by the U.S. Department of Treasury (the “Treasury”) to purchase 506,024 shares of the Company’s common stock issued in 2008 to the Treasury as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program.  The price paid by the Company to repurchase the warrant was $1.5 million.

On March 14, 2012, the Company repurchased all $196.0 million of the Series A Preferred Stock that was issued to the Treasury under the TARP Capital Purchase Program.  The Company has repurchased all securities issued to the Treasury under the TARP Capital Purchase Program.

MB Financial, Inc., a Chicago-based financial holding company, is the parent company of MB Financial Bank, N.A. MB Financial Bank is a locally-operated financial institution that has been delivering competitive personalized service for 100 years to businesses and individuals who live and work in the Chicago metropolitan area.  MB Financial Bank has approximately 90 locations throughout the Chicagoland area. More information about the Company can be found at www.mbfinancial.com.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties and various factors described from time to time in documents filed with or furnished to the Securities and Exchange Commission by the Company that could cause actual results to differ materially from those anticipated in the statements.